Don Jones hired as CEO of Total Luxury Group Inc.

Total Luxury Group, Inc. PINKSHEETS: TLEI.PK) ("Total Luxury" or the "Company") is also pleased to announce Mr. Don Jones as the new Chairman and CEO. Mr. Jones, who was recently appointed Chairman of the board of director's, will now also assume the duties as the company's new CEO replacing interim CEO, Dennis Sinclair.

As a result of the recent Petals acquisition and the recent change in management, the company has decided to discontinue the licensing agreement with Pizza Cono and has opted not to pursue that line of business in the near future. In connection with this decision, the company has come to a mutual agreement and understanding with Cono Italiano, LLC to severe all ties related to Pizza Cono and all ongoing related business concerns.

Based on prior agreements with Cono Italiano, the Company previously announced a plan to restructure, which would have included the spin-off of its apparel operations, including its subsidiary, International Apparel Group, Inc., and the registration of its shares for trading as a separate public company. After months of deliberation and based on recent developments, the company has opted to put those plans on hold in order to focus it's efforts on growing the current apparel operation, completing the integration of Petals and analyzing future potential acquisitions, licenses and growth opportunities in related areas of business.

Chairman and CEO Don Jones stated, "In connection with the restructuring of the company and based our new business model, which is focused solely on apparel and home decor, we think this decision is the most viable way to maximize shareholder value".

About Petals Decorative Accents, Inc.

The Company's predecessor, Petals, Inc. was founded in 1939 as a wholesaler of paper flowers in New York City, eventually becoming a vertically integrated multi-channel retailer and wholesaler of decorative accent product serving a national customer base. Due to mis-management in May of 2003, the company's predecessor filed for protection form its creditors under chapter 11 of the bankruptcy code. The senior secured creditor of the company's predecessor, advised by Southridge Capital, purchased the assets in Nov. 2003 pursuant to a public foreclosure sale and contributed them to the newly formed company, Petals Decorative Accents LLC. Southridge, identified an opportunity to re-establish the business as a platform for growth based on the predecessors 60 year history of stable demand, profitability and continued strong customer loyalty.

From 2004-2006, Petals Decorative Accents LLC re-established the core operations of the predecessor company in the retail catalog space. In June of 2006, Petals Decorative Accents LC contributed all of its assets and certain liabilities to Petals Decorative Accents, a publicly traded company ("PDEC") in return for Series A preferred stock and the equivalent of 38 million shares of common stock. The primary sales channel of the company's predecessor was its mail order catalog that generated approximately 80% of sales, with website sales accounting for approximately 10% of sales while the balance was generated through its five retail locations. The company's plan going forward, in addition to a modified, very concentrated direct mail offering, is to focus its' efforts on building sales through its re-designed website and retail stores, thereby becoming a true three-tailer. Under the guidance and direction of Mr. Don Jones, The company has been re-structured and re-organized with plans to: (i) firmly re-establish the business as the leading direct-to-consumer retailer of permanent botanicals,
(ii) selectively evaluate opportunities to augment the core product in order to further enhance demand, (iii) establish relationships with franchisees to open up new venues of distribution, (iv) enhance partnerships to sell overstock inventory and (v) evaluate the corporate and hospitality market for permanent botanicals.

About Total Luxury Group, Inc.

Total Luxury Group, Inc. ("TLEI") currently holds numerous worldwide distributorship agreements for fashion makers. TLEI also has an aggressive strategy for the acquisition of companies that have a proven management team and desirable products or services.

In July of 2006, Total Luxury Group, Inc. acquired International Apparel Group, Inc., an apparel holding company. Through this subsidiary Total Luxury Group, Inc. engages in the manufacture and sale of apparel to retailers and distributors worldwide through licensing and/or distribution agreements with the following brands: Pony, Huk-A-Poo, and Y Brands, which holds the licenses for Y Chrome and Type-Y. The company has also had private label development programs with Converse, Inc. and Randy Moss Clothing.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release. This intended transaction is based on compliance and effectiveness under all relevant rules, regulation and law, and may not take place if such compliance and effectiveness cannot be obtained.